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                                                                   Exhibit 10.03


June 21, 2002




Mr. Rick Walker
21 East Bay Lane
Plymouth, MA  02360

Dear Rick:

On behalf of Woodworkers Warehouse, Inc., I am pleased to confirm the terms of your employment offer as follows:

Title:                     Vice President, Chief Financial Officer

Reporting to:              Walt Spokowski, President and CEO

Base Salary:               $170,000 per year paid every two weeks

Sign on Bonus:             You will receive a $37,000 sign on bonus payable on
                           your 1st day of work.

Bonus Opportunity:         You are eligible for the company's incentive bonus
                           program providing for a maximum payout of 60% of your base salary on 150% EBITDA. A $51,000 guaranteed bonus will be paid after the end of the company's fiscal year. Any additional earned bonus will be paid after the completion of the audit of Fiscal Year
                           2002.

Performance Review:        Reviews are conducted annually after the completion
                           of the audit of the fiscal year ending February 2003.
                           Your first review will take place at that time.

Severance:                 In the event of an involuntary termination of your
                           employment initiated by the company for other than just Cause (as defined below), the company will agree to continue your base salary and insurance coverage for six months.

                           For purposes of this agreement, the term "Cause" shall mean:

                                    (i)      the employee knowingly violates a
                                             material written policy of the
                                             employer;

                                    (ii)     the employee's commission of a
                                             felony involving moral turpitude,
                                             deceit, dishonesty or fraud; or

                                    (iii)    gross negligence or willful
                                             misconduct of the employee with
                                             respect to the employer which
                                             injures the employer's business.

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Mr. Rick Walker
June 21, 2002
Page 2


Vacation:                  You are entitled to vacation under the company's
                           vacation policy and you will receive 2 weeks paid vacation in FY02 regardless if used or not used.
                           However, you will receive three weeks per fiscal year starting in FY03.

Stock Options:             You will receive options on 25,000 shares of company
                           stock vesting in equal amounts over three years.

Benefits:                  You will be eligible for the company Executive Health
                           and Life Insurance Plan including 100% medical coverage for your entire family at no cost to you.

401K: The company plan matches contributions up to the first 3% of your income.


We look forward to you joining the woodworkers Warehouse, Inc. management team. We would appreciate your signing and returning one copy of this letter as confirmation of your acceptance of the position and your understanding of the above items. May I add my personal welcome, in anticipation of you becoming an integral part of the Woodworkers Warehouse Team.

If you need any additional information, call me.



Sincerely,


/s/ Andrea Watt
---------------
Andrea Watt
Senior Associate

I accept the terms of this offer and agree to report for work on or before July 15, 2002.


/s/ Rick Walker            6/24/02
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Rick Walker                Date